As filed with the Securities and Exchange Commission on July 7, 2000	Registration No. 33

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 — 1004

FORM S-8

REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

DETROIT DIESEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-2772023

(State of or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

13400 Outer Drive West
Detroit, Michigan 48239-4001

(Address of Principal Executive Offices)

The Detroit Diesel Corporation
1998 Stock Incentive Plan

(Full title of the plan)

John F. Farmer, Esq.
Vice President and General Counsel
Detroit Diesel Corporation
13400 Outer Drive West
Detroit, Michigan 48239-4001
(313) 592-5000

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee (2)

Common Shares, par value $.01 per share	502,000 shares	$15.125	$7,592,750.00	$2,004.49

	698,000 shares	$15.656	$10,927,888.00	$2,884.96

Total	1,200,000 shares		$18,520,638.00	$4,889.45

(1)	Pursuant to Rule 416(a), this Registration Statement also registers such indeterminate number of additional securities as may be offered as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(c) and (h) based upon the average of the highest and lowest prices reported in the New York Stock Exchange consolidated reporting system on July 5, 2000. As to shares subject to outstanding but unexercised options, the price and fee are computed based upon the price at which such options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(Not required to be filed as part of this Registration Statement)

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

      Item 3. Incorporation of Documents by Reference.

      Detroit Diesel Corporation (the “Corporation”) in connection with the filing of this Registration Statement under the Securities Act of 1933, as amended (the “Act”) hereby incorporates into this Registration Statement by reference:

      (a) the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

      (b) the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

      (c) the description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, dated October 5, 1993, including any amendment or report filed for the purpose of updating such description; and

      (d) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the filing of the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

      All reports and other documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      Item 4. Description of Securities.

Not applicable

      Item 5. Interests of Named Experts and Counsel.

Not applicable

      Item 6. Indemnification of Directors and Officers.

      The Corporation’s Certificate of Incorporation, as amended, provides, as authorized by the Delaware General Corporation Law, that a director shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

      The Corporation is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      The Corporation’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent not prohibited under the General Corporation Law. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. All of the Corporation’s officers and directors are covered by insurance policies maintained by the Corporation against certain liabilities for actions taken in their capacities as such, including liabilities under the 1933 Act.

      Item 7. Exemption from Registration Claimed.

Not applicable.

      Item 8. Exhibits.

4.1	Certificate of Incorporation, as amended, of Detroit Diesel Corporation, incorporated by reference to Exhibit 3.1 of the Corporation’s Registration Statement on Form S-1, File No. 33-66760, filed with the Securities and Exchange Commission and dated July 30, 1993, as amended.

4.2	Amended and Restated Bylaws of Detroit Diesel Corporation, incorporated by reference to Exhibit 3.2 of the Corporation’s Registration Statement on Form S-1, File No. 33-66760, filed with the Securities and Exchange Commission and dated July 30, 1993, as amended.

5	Opinion of Drinker Biddle & Reath LLP

23.1	Independent Auditors' Consent

23.2	Consent of Drinker Biddle & Reath LLP (Included in Exhibit 5)

24	Powers of Attorney

      Item 9. Undertakings

      1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20 percent change in the maximum aggregate offering price set forth in the “calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan on July 7, 2000.

DETROIT DIESEL CORPORATION

By: /s/ Charles G. McClure Charles G. McClure President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signatures	Title	Date

/s/ Charles G. McClure Charles G. McClure	President, Chief Executive Officer and Director (Principal Executive Officer)	July 7, 2000

/s/ Robert E. Belts Robert E. Belts	Senior Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 7, 2000

/s/ Roger S. Penske Roger S. Penske	Chairman of the Board and Director	July 7, 2000

/s/ Ludvik F. Koci Ludvik F. Koci	Vice Chairman and Director	July 7, 2000

/s/ Eckhard Cordes* Eckhard Cordes	Director	July 7, 2000

/s/ John E. Doddridge* John E. Doddridge	Director	July 7, 2000

/s/ Richard M. Donnelly* Richard M. Donnelly	Director	July 7, 2000

/s/ William E. Hoglund* William E. Hoglund	Director	July 7, 2000

/s/ Gary G. Jacobs* Gary G. Jacobs	Director	July 7, 2000

/s/ Joseph F. Welch* Joseph F. Welch	Director	July 7, 2000

Signatures	Title	Date

/s/ R. Jamison Williams, Jr.* R. Jamison Williams, Jr.	Director	July 7, 2000

/s/ Dieter E. Zetsche* Dieter E. Zetsche	Director	July 7, 2000

*By: /s/ John F. Farmer
John F. Farmer Vice President and General Counsel Attorney-in-Fact

EXHIBIT INDEX

Number
4.1	Certificate of Incorporation, as amended, of Detroit Diesel Corporation, which is incorporated by reference to Exhibit 3.1 of the Corporation’s Registration Statement on Form S-1, File No. 33-66760, filed with the Securities and Exchange Commission and dated July 30, 1993, as amended.

4.2	Amended and Restated Bylaws of Detroit Diesel Corporation, which is incorporated by reference to Exhibit 3.2 of the Corporation’s Registration Statement on Form S-1, File No. 33-66760, filed with the Securities and Exchange Commission and dated July 30, 1993, as amended.

5	Opinion of Drinker Biddle & Reath LLP

23.1	Independent Auditors' Consent

23.2	Consent of Drinker Biddle & Reath LLP (Included in Exhibit 5)

24	Powers of Attorney